EXHIBIT 12
                    REPUBLIC SECURITY FINANCIAL CORPORATION
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                  THREE MONTHS ENDED
                                                       JUNE 30,                       YEAR ENDED MARCH 31,
                                                 --------------------    ----------------------------------------------
                                                  1995          1994      1995      1994      1993      1992      1991
                                                 ------        ------    ------    ------    ------    ------    ------
Consolidated pretax income from
  continuing operations.......................   $  818        $  420    $1,830    $2,411    $1,800    $1,258    $  640
Interest on deposits..........................    2,432         1,246     6,244     4,733     4,319     6,461     8,018
Other interest................................      280           263     1,153       779       241       489       803
Amortization of debt issue costs..............       10            14        57        57        57        57        57
Interest portion of rental expense............       51            21        84        84        64        49        47
                                                 ------        ------    ------    ------    ------    ------    ------
Earnings......................................   $3,591        $1,964    $9,368    $8,064    $6,481    $8,314    $9,565
                                                 ======        ======    ======    ======    ======    ======    ======

Interest on deposits..........................   $2,432        $1,246    $6,244    $4,733    $4,319    $6,461    $8,018
Other interest................................      280           263     1,153       779       241       489       803
Amortization of debt issue costs..............       10            14        57        57        57        57        57
Interest portion of rental expense............       51            21        84        84        64        49        47
Preferred stock dividend requirements(1)......      117           117       472       256         0         0         0
                                                 ------        ------    ------    ------    ------    ------    ------
Fixed charges.................................   $2,890        $1,661    $8,010    $5,909    $4,681    $7,056    $8,925
                                                 ======        ======    ======    ======    ======    ======    ======
Ratio of earnings to fixed charges:
  Excluding interest on deposits..............     2.53          1.73      1.77      2.83      5.97      3.11      1.71
  Including interest on deposits..............     1.24          1.18      1.17      1.36      1.38      1.18      1.07

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(1) Preferred stock dividend requirements is computed by dividing the preferred stock dividends by 1 minus the effective income tax rate of 36%.